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                                                                    EXHIBIT 99.1
          DARDEN
        RESTAURANTS
Red Lobster(R)Olive Garden(R)
Bahama Breeze(R)Smokey Bones(R)
      www.darden.com

                                                               NEWS/INFORMATION
                                                             Corporate Relations
                                                             P.O. Box 593330
                                                             Orlando, FL  32859
                                Contacts:
                                (Analysts)  Matthew Stroud  (407) 245-5550
                                (Media)     Rick Walsh      (407) 245-5366


FOR RELEASE
September 19, 2001
4:30 PM EDT

      DARDEN RESTAURANTS REPORTS THAT STRONG PERFORMANCE AT RED LOBSTER AND
                   OLIVE GARDEN LED TO DOUBLE-DIGIT EPS GROWTH

ORLANDO, FL, Sept. 19 - Darden Restaurants, Inc. today reported that continued robust same-restaurant sales growth led to record first quarter sales of $1.08 billion. Earnings per diluted share also reached a new quarterly high of 51 cents, an 11% increase from prior year. The Company's fiscal first quarter ended August 26, 2001.

"We had another very strong quarter," said Joe R. Lee, Chairman and Chief Executive Officer. "The teams at Red Lobster and Olive Garden successfully responded to a challenging economic environment. They placed even greater focus on operating extraordinarily well within our restaurants and coupled this with solidly conceived and well-executed marketing strategies. The teams at our emerging companies, Bahama Breeze and Smokey Bones, also delivered impressive results as they continued to expand.

"We at Darden are deeply saddened by the events of last week and express our heartfelt sympathies to the families of the victims," said Lee. "We are doing everything we can to help our communities recover, and I am confident our country, our economy and our company will emerge stronger than ever from the profound sadness and short-term uncertainty we're now experiencing." Highlights for the quarter ended August 26, 2001, included the following:

o Earnings after tax in the first quarter were $62.2 million, or 51 cents per diluted share, on sales of $1.08 billion. Last year, earnings after tax were $56.9 million for the first quarter, or 46 cents per diluted share, on sales of $1.02 billion.

o Total sales of $1.08 billion for the quarter represent a 6.2% increase over prior year.

o Olive Garden led the Company with an impressive 4.2% increase in same-restaurant sales for the quarter, making it the 28th consecutive quarter it has achieved same-restaurant sales growth.

o Red Lobster reported its 15th consecutive quarter of same-restaurant sales growth with a 3.2% increase.

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o    Bahama Breeze and Smokey Bones BBQ Sports Bar each continued to deliver solid sales and restaurant level earnings.

o The Company repurchased 1.8 million shares of its common stock in the quarter.

Operating Highlights
--------------------

OLIVE GARDEN'S first quarter sales of $462.2 million were 6.0% above prior year, and same-restaurant sales grew 4.2% - impressive growth coming on top of last year's first quarter same-restaurant sales growth of 8.7% and the 8.1% increase in the prior year. Olive Garden's increased sales, combined with lower labor costs and selling, general and administrative expenses as a percent of sales, enabled it to generate another double-digit operating profit increase and the highest quarterly profit in its history.

"We had outstanding results again this quarter," said Brad Blum, President of Olive Garden. "Our best ever guest satisfaction results, continued attention to operating excellence and strong branding led to guest count and sales growth that once more surpassed the casual dining industry average. At Olive Garden, our passion is to provide every guest with a genuine Italian dining experience. This means fresh, simple and delicious Italian food, complemented by a great glass of wine, served in a comfortable home-like Italian setting where people welcome you like family."

RED LOBSTER'S first quarter sales of $578.3 million were 3.9% above prior year, driven by a 3.2% increase in same-restaurant sales. This extends Red Lobster's string of comparable sales gains to 15 consecutive quarters. Red Lobster saw a double-digit increase in operating profit for the quarter as a result of the increased sales and lower seafood costs as a percent of sales.

"It was another quarter of strong performance for Red Lobster," said Dick Rivera, President. "Our crews continue to deliver on our strategy of providing our guests with a fresh approach to casual dining that features great seafood, good times and hospitality. With the challenging economic environment we're now in, their commitment to guest delight is more important than ever. I'm convinced that operational excellence in our restaurants, combined with our powerful advertising, will continue to be rewarded with outstanding business results."

BAHAMA BREEZE continued to enjoy strong sales during the quarter, and opened two new restaurants - one in Rochester, NY and the other in Frisco, TX (Dallas). One additional restaurant has opened since the end of the first quarter. That opening occurred on September 4 in Broomfield, CO (Denver). At least five more openings are scheduled for this fiscal year.

SMOKEY BONES BBQ SPORTS BAR opened its tenth location during the quarter in Schaumburg, IL. Five restaurants are currently under construction, in Chicago Ridge, IL; Springfield, IL; Orlando, FL; Warwick, RI; and Tyngsborough, MA. To date, all opened restaurants have been conversions of previously closed Red Lobster and Olive Garden locations, continuing Darden's strategy of using Smokey Bones to optimize the Company's real estate portfolio.

Other Actions
-------------

Darden continued its buyback of common stock, repurchasing 1.8 million shares in the first quarter. Cumulatively, since the inception of its repurchase program in December 1995, the Company has repurchased 54.3 million shares from a total authorization of 64.6 million shares.

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August 2001 Same-Restaurant Sales Results
-----------------------------------------

Darden also reported same-restaurant sales for the four-week August fiscal month that ended August 26, 2001. This period is the last month of the Company's fiscal 2002 first quarter.

Same-restaurant sales at Olive Garden were up 7% to 8% for the month compared with the prior year. This reflected a 5% increase in guest counts and a 2% to 3% increase in pricing. There was no change in check average from menu mix changes. Olive Garden continued the national advertising behind "Chicken Con Broccoli" and "Soup, Salad and Breadsticks" that began July 23. In fiscal August of last year, Olive Garden also had a 7% to 8% same-restaurant sales increase.

Same-restaurant sales at Red Lobster were up 2% to 3% for the month over prior year, driven by a 2% to 3% increase in pricing and a 2% increase in check average due to menu mix changes. There was a 2% decline in guest traffic. Red Lobster's "Festival of Crab" promotion continued through the month of August, ending on September 2. In fiscal August of last year, Red Lobster recorded a 9% to 10% same-restaurant sales increase and was running its price discounted, traffic focused "Lobster and Shrimp" promotion.

At the end of its fiscal first quarter, Darden Restaurants, Inc., in Orlando, FL, owned and operated 1,173 restaurants under the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones BBQ Sports Bar brands.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE, IF ANY, ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. CERTAIN IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS, INCLUDING THE IMPACT OF CHANGING ECONOMIC OR BUSINESS CONDITIONS, THE IMPACT OF COMPETITION, THE AVAILABILITY OF FAVORABLE CREDIT AND TRADE TERMS, THE IMPACT OF CHANGES IN THE COST OR AVAILABILITY OF FOOD AND REAL ESTATE, GOVERNMENT REGULATION, CONSTRUCTION COSTS, WEATHER CONDITIONS AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

         8/27/2000                                        8/26/2001
         ---------                                        ---------
             621  Red Lobster USA                             628
              32  Red Lobster Canada                           32
          ------                                            -----
             653  Total Red Lobster                           660

             464  Olive Garden USA                            475
               5  Olive Garden Canada                           5
          ------                                            -----
             469  Total Olive Garden                          480

              14  Bahama Breeze                                23

               2  Smokey Bones BBQ Sports Bar                  10
          ------                                            -----

           1,138  Total Restaurants                         1,173


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                            DARDEN RESTAURANTS, INC.
                   FIRST QUARTER FY 2002 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)

                                                             13 Weeks Ended
                                                       8/26/2001     8/27/2000
                                                       ---------     ---------

Sales ..............................................   $ 1,081.5     $ 1,018.2

Net Earnings .......................................   $    62.2     $    56.9

Net Earnings per Share:
 Basic .............................................   $    0.53     $    0.47
 Diluted ...........................................   $    0.51     $    0.46

Average Number of Common Shares Outstanding:
 Basic .............................................       117.4         121.6
 Diluted ...........................................       122.5         124.4


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                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In Thousands, Except per Share Data)
                                   (Unaudited)

                                                           13 Weeks Ended
                                                      8/26/2001       8/27/2000
                                                      ---------       ---------

Sales ............................................    $1,081,489      $1,018,205
Costs and Expenses:
  Cost of sales:
     Food and beverage ...........................       343,592         331,037
     Restaurant labor ............................       333,446         318,631
     Restaurant expenses .........................       154,150         139,444
       Total Cost of Sales .......................       831,188         789,112
  Selling, general and administrative ............       106,940          99,345
  Depreciation and amortization ..................        39,510          35,636
  Interest, net ..................................         8,274           6,274
       Total Costs and Expenses ..................       985,912         930,367
Earnings before Income Taxes .....................        95,577          87,838
Income Taxes .....................................       -33,421         -30,917
Net Earnings .....................................    $   62,156      $   56,921

Net Earnings per Share:
 Basic ...........................................    $     0.53      $      047
 Diluted .........................................    $     0.51      $     0.46

Average Number of Common Shares Outstanding:
 Basic ...........................................       117,400         121,600
 Diluted .........................................       122,500         124,400



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                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                (Unaudited)
                                                 8/26/2001             5/27/2001
                                                 ---------             ---------
ASSETS
Current Assets:
    Cash and cash equivalents                      $35,780               $61,814
    Receivables                                     24,075                32,870
    Inventories                                    171,672               148,429
    Net assets held for disposal                    12,978                10,087
    Prepaid expenses and other current assets       18,131                26,942
    Deferred income taxes                           48,483                48,000
        Total Current Assets                      $311,119              $328,142
Land, Buildings and Equipment                    1,796,138             1,779,515
Other Assets                                       147,681               110,801
        Total Assets                            $2,254,938            $2,218,458

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                              $171,026              $156,859
    Short-term debt                                      0                12,000
    Current portion of long-term debt                2,640                 2,647
    Accrued payroll                                 64,518                82,588
    Accrued income taxes                            71,119                47,698
    Other accrued taxes                             30,052                27,429
    Other current liabilities                      218,437               225,037
        Total Current Liabilities                 $557,792              $554,258
Long-term Debt                                     515,957               517,927
Deferred Income Taxes                               92,378                90,782
Other Liabilities                                   19,978                20,249
        Total Liabilities                       $1,186,105            $1,183,216

Stockholders' Equity:
    Common stock and surplus                    $1,428,946            $1,405,799
    Retained earnings                              594,277               532,121
    Treasury stock                                -890,396              -840,254
    Accumulated other comprehensive income         -13,022               -13,102
    Unearned compensation                          -50,972               -49,322
        Total Stockholders' Equity              $1,068,833            $1,035,242
        Total Liabilities and
         Stockholders' Equity                   $2,254,938            $2,218,458

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